                                                                     EXHIBIT 3.1


               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                              SIEBEL SYSTEMS, INC.


     Thomas M. Siebel and Eric C. Jensen hereby certify that:

     ONE: They are the duly elected and acting President and Assistant Secretary, respectively, of SIEBEL SYSTEMS, INC., a California corporation (the "Corporation" or the "Company").

     TWO: The Articles of Incorporation of the Company are hereby amended and restated to read as follows:


                                       I.

     The name of the Company is Siebel Systems, Inc.


                                      II.

     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     A. This Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Forty-Five Million (45,000,000) shares, Thirty-Five Million (35,000,000) shares of which shall be Common Stock (the "Common Stock") and Ten Million (10,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock and the Common Stock shall have no par value.

     B. The Preferred Stock may be issued from time to time in one or more series. Except as provided in this Article III, the Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Articles, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. Two Million Four Hundred Thousand (2,400,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Two Million Five Hundred Thousand (2,500,000) of the authorized shares of Preferred Stock are hereby designated as "Series B Preferred Stock" (the "Series B Preferred"). Nine Hundred Thousand (900,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C


                                       1.

Preferred"). One Hundred Thirty Thousand (130,000) of the authorized shares of Preferred Stock are hereby designated as "Series D Preferred Stock" (the "Series D Preferred").

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred (sometimes collectively referred to herein as the "Preferred Stock") are as follows:


     1. DIVIDEND RIGHTS.

     Holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, in preference to the holders of any Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) payable out of funds legally available therefor. The Original Issue Price of the Series A Preferred shall be One Dollar ($1.00).
The Original Issue Price of the Series B Preferred shall be Two Dollars and Forty Cents ($2.40). The Original Issue Price of the Series C Preferred shall be Five Dollars and Eighty Two Cents ($5.82). The Original Issue Price of the Series D Preferred shall be Ten Dollars ($10.00). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.


     2. VOTING RIGHTS. Except as otherwise provided herein or as required by law, the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively, are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.


     3. LIQUIDATION RIGHTS.

     (a) PREFERRED STOCK. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to be paid out of the assets of the Company an amount per share equal to the respective Original Issue Price plus all declared but unpaid dividends on such share for each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred then held by them. Each share of Preferred Stock shall rank on parity with every other share of Preferred Stock, irrespective of series, as to receipt of the respective preferential amounts for each such series upon the occurrence of such event and no amount shall be paid or set apart for payment on the series of Preferred Stock unless at the same time amounts in the like proportion to the respective preferential amounts of each other series of Preferred Stock then outstanding shall be paid or set apart. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to




                                       2.

all holders of Preferred Stock, then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the preferential amount each holder is otherwise entitled to receive.

          (b) COMMON STOCK. After the payment of the full liquidation preference of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

          (c) LIQUIDATION EVENTS. The following events shall be considered a liquidation under Section 3(a):

              (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

              (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

          Upon the occurrence of an event specified in this Section 3(c), each holder of Preferred Stock may elect to (x) convert his shares of Preferred Stock into Common Stock pursuant to Section 4(a) below, in which case such shares will be treated as shares of Common Stock for purposes of Section 3(b) above and not as shares of Preferred Stock for purposes of Section 3(a) above, or (y) retain his shares of Preferred Stock, in which case such shares will be treated as shares of Preferred Stock for purposes of Section 3(a) above and not as shares of Common Stock for purposes of Section 3(b) above, but in no event shall such shares be eligible for participation under both Sections 3(a) and 3(b) above.


     4. CONVERSION RIGHTS.

        The holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have the following rights with respect to the conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred into shares of Common Stock:

        (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate," "Series B Conversion Rate," "Series C Conversion Rate," or "Series D Conversation Rate," as appropriate, then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred being converted.

        (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the




                                       3.

Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Conversion Price," calculated as provided in Section 4(c).

     (c) CONVERSION PRICE. The conversion price for the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"), the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"), the Original Issue Price of the Series C Preferred (the "Series C Conversion Price"), and the Original Issue Price of the Series D Preferred (the "Series D Conversion Price"), respectively. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price herein shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price as so adjusted.

     (d) MECHANICS OF CONVERSION. Each holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred being converted.
Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

     (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series D Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately before the combination




                                       4.

shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

     (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred or with respect to such other securities by their terms.

     (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred could have been converted immediately prior to such recapitalization, reclassification




                                       5.

or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

     (i) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or as recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

     (j) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, if the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price at the time in effect, and (2) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

     (k) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as




                                       6.

to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

     (l) AUTOMATIC CONVERSION.

         (i) Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, as applicable, at any time upon the affirmative vote of the holders of at a majority of the outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred voting together as a class, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (1) the per share price is at least Seven Dollars ($7.00) (as adjusted for stock splits, recapitalizations and the like), and (2) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Seven Million Five Hundred Thousand Dollars ($7,500,000).

         (ii) Upon the occurrence of the event specified in paragraph (i) above, the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), or all declared and unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred being converted, to and including the date of such conversion.

     (m) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance




                                       7.

of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

         (n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (o) NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

         (p) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred so converted were registered.

         (q) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred against dilution or other impairment.


     5. NO REISSUANCE OF SERIES A PREFERRED, SERIES B PREFERRED, SERIES C PREFERRED OR SERIES D PREFERRED. No share or shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.


     6. PROTECTIVE PROVISION. As long as any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred remain outstanding, the Company will nor declare




                                       8.

or pay any cash dividends on any shares of the Company's capital stock without the vote or written consent of a majority of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class.


                                      IV.

     A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.


     B. The Company is authorized to indemnify the directors and officers of the Company to the fullest extent permissible under California law.

     C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability. At this point, auto numbering ends as document submitted drops back from 9 to 3.

     THREE:   The foregoing amendment and restatement of the Articles of
Incorporation has been duly approved by the Board of Directors of this Company.

     FOUR:   The foregoing amendment and restatement of the Articles of
Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote is 8,487,760 shares of Common Stock, 2,344,500 shares of Series A Preferred, 1,968,570 shares of Series B Preferred and 594,585 Shares of Series C Preferred. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the outstanding shares of Common Stock (ii) more than 50% of the outstanding shares of Common Stock, Series A Preferred, Series B Preferred and Series C Preferred of the Company, voting together as if the Series A Preferred, Series B Preferred and Series C Preferred had converted into Common Stock, and (iii) more than 50% of the outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred voting together as a separate class.

     We further declare under penalty of perjury under the laws of the state of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

     Executed at Palo Alto, California, on April ___, 1996.


                                    ------------------------------
                                    Thomas M. Siebel
                                    President



                                    ------------------------------
                                    Eric C. Jensen
                                    Assistant Secretary




                                       9.